Exhibit 23.1

Consent of Independent Public Accounting Firm

We hereby consent to the incorporation by reference in the BIO-key International, Inc. Registration Statements on Form S-8 (File Nos.: 333-233737 and 333-212066) of our reports dated June 18, 2020 and June 5, 2020 with respect to the financial statements of PistolStar, Inc. which appear in this Current Report on Form 8-K/A of BIO-key International, Inc. dated July 28, 2020.

/s/ Penchansky & Co., PLLC

Manchester, New Hampshire

July 28, 2020